Exhibit 2.1
                         UNITED STATES BANKRUPTCY COURT
                          MIDDLE DISTRICT OF LOUISIANA

IN RE:
                                                               CASE NO. 94-11474
CAJUN ELECTRIC POWER
COOPERATIVE, INC.,
                                                                      Chapter 11

DEBTOR.
                                                          USDC NO. 94-CV-2763-B2


          SECOND AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION FOR
                     CAJUN ELECTRIC POWER COOPERATIVE, INC.
             SUBMITTED JOINTLY BY THE COMMITTEE OF CERTAIN MEMBERS,
               WASHINGTON - ST. TAMMANY ELECTRIC COOPERATIVE, INC.
           AND SOUTHWESTERN ELECTRIC POWER COMPANY DATED APRIL 19,1999

      The Committee of Certain Members of Cajun Electric Power Cooperative Inc. ("Committee of Certain Members"), Washington - St. Tammany Electric Cooperative, Inc., and Southwestern Electric Power Company (" SWEPCO ")(collectively the "Proponents") hereby propose the following plan of reorganization ("Plan") which provides for the liquidation of Cajun Electric Power Cooperative, Inc., the debtor herein ("Debtor" or "Cajun"):

                               SUMMARY OF THE PLAN

      The Proponents have joined together to present to the creditors of Cajun and the Court a Plan that will resolve Cajun's bankruptcy through the sale of Cajun's non-nuclear assets to a SWEPCO affiliate, and the voluntary initiation of new power supply arrangements by and between a SWEPCO affiliate and Cajun's former members. The Plan has the goal of offering competitive wholesale rates to the Cajun member cooperatives ("Members"), while maximizing value to the Cajun estate.

      The Plan provides for the acquisition of Cajun's non-nuclear assets by a subsidiary or affiliate of SWEPCO. The consideration paid under the Plan will be $1.02 billion (subject to adjustments as provided in the Asset Purchase Agreement and this Plan) at current treasury yields. The Plan, in addition, includes a settlement of a variety of pending litigation involving the lien claims of the Rural Utilities Service ("RUS"). This Plan relies on the execution of consensual agreements with the Members for the purchase of wholesale power. In addition, the Plan incorporates the River Bend Settlement negotiated among the Proponents and Entergy Gulf States, Inc. ("GSU"). The Plan is the only plan that has the potential to harmonize the distinct perspectives of the Members, the LPSC and the RUS. In short, the Proponents' Plan is the only feasible plan that can be confirmed without years of litigation.

      The distinguishing attribute of the Plan is that it produces competitive wholesale rates to cooperatives serving over one million Louisiana residents and maximizes the value of the Cajun estate. The cooperatives cannot and will not remain viable at non-competitive rates, as evidenced by the bankruptcy of Washington St. Tammany Electric Cooperative, Inc., the insolvency and



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SWEPCO/Members                                                            Page 2
Second Amended and Restated Joint Plan of Reorganization

acquisition of Bossier Rural Electric Membership Corporation, the sale of Teche Electric Cooperative. Inc. to Central Louisiana Electric Company. Inc., and the financial difficulties currently experienced by other cooperatives.

      The Plan includes consensually negotiated average wholesale rates at a competitive level, which would immediately provide significant rate relief to Louisiana ratepayers while also maximizing the value of the estate. Any plan that unilaterally proposes higher, non-competitive and non-consensual rates in an effort to extract excessive value from Louisiana ratepayers would not provide a permanent solution to the substantial rate disparity between cooperatives on the one hand, and investor-owned and municipal utilities on the other hand.

      The Plan provides for an enterprise (hereinafter "SWECO") to be formed by SWEPCO as a wholly owned subsidiary or affiliate to acquire Cajun's non-nuclear assets more specifically defined in the Asset Purchase Agreement (hereinafter the "Acquired Assets"). Under the Plan, SWECO will purchase the Acquired Assets for a price of $1.02 billion (subject to adjustments as set forth in the Asset Purchase Agreement and this Plan) payable in cash (the "Purchase Price") pursuant to the terms and conditions proposed in an Asset Purchase Agreement at current treasury yields.

      The Asset Purchase Agreement that will be executed by SWECO shall be substantially in the form of the Asset Purchase Agreement which is attached as
Exhibit 1 to the Plan. On the Effective Date of the Plan, the Members and SWECO shall voluntarily enter into new Power Supply Agreements substantially in the form of Exhibit 2 attached to the Plan, whereby pursuant to the terms and conditions of the Power Supply Agreements, SWECO shall be obligated to supply the Members, and the Members electing to enter into the Power Supply Agreements shall be obligated to purchase their power requirements from SWECO. To the extent that there are any conflicts between the terms of the Plan and the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control. Unless specifically provided otherwise in the Plan, the Plan generally contemplates that any assets remaining in Cajun after the consummation of the Asset Purchase Agreement and the River Bend Settlement will be (i) liquidated by the Trustee with the proceeds of such liquidation distributed in accordance with the Plan; or (ii) conveyed by the Trustee to the holder of the lien on such assets. The Purchase Price, liquid assets and any proceeds of other assets liquidated by the Trustee shall be distributed in accordance with the terms of this Plan.

      On August 26, 1996, Judge Frank J. Polozola signed an Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture (the "Order"). The settlement approved by the Order (hereinafter the "River Bend Settlement"), among other things: puts an end to years of expensive litigation among Cajun, GSU, and the RUS; provides for the transfer of Cajun's River Bend Interest at the discretion of the RUS to a bidder, the RUS or GSU; provides for the establishment of a Decommissioning Trust Fund; and settles the claims of GSU that put at issue the Trustee's ability to transfer Cajun's non-River Bend assets apart from the River Bend assets and obligations and free and clear of all liens and encumbrances. The Order provides that the settlement could be consummated independent of any plan of reorganization. The Order has been affirmed by the United States Court of Appeals for the Fifth Circuit and GSU has acquired Cajun's River Bend Interest pursuant to the terms of the River Bend Settlement.

SWEPCO/Members                                                            Page 3
Second Amended and Restated Joint Plan of Reorganization

      The Committee of Certain Members. SWEPCO and the RUS reached a settlement of certain issues concerning the validity of the liens and security interests of the RUS against the estate. The Amended and Restated Settlement Agreement (which was approved by the Bankruptcy Court per Order docketed on February 11, 1999) is attached as Exhibit 3 and incorporated in this Plan. Certain terms of the Amended and Restated Settlement Agreement are effective without court approval. The terms of paragraph 4 and 7 required court approval.

                                TERMS OF THE PLAN

                             Article 1: Definitions

      1.1 "Acquired Assets"" is defined in the Asset Purchase Agreement.

      1.2 "Administrative Expense Claim" means any Claim constituting a cost or expense of administration of Cajun's Chapter 11 case incurred on or after the Petition Date of the kind described in Section 503(b) of the Bankruptcy Code, including, without limitation, any fees or charges assessed against Cajun's estate under Chapter 123 of title 28, United States Code, fees and expenses of the Trustee and professionals employed by the Estate, costs and expenses of preserving the Estate, taxes described in Section 503(b)(1)(B) of the Bankruptcy Code, certain employee claims arising after the Petition Date, cure amounts for executory contracts and unexpired leases assumed or assumed and assigned by the Trustee under the Plan.

      1.3 "Allowed Administrative Expense Claim" means any Administrative Expense Claim which, after notice and hearing, is determined by Final Order of the Court to be an Administrative Expense Claim entitled to payment in accordance the Bankruptcy Code.

      1.4 "Allowed Claim" means any Claim against the Debtor, (i) the proof of which was filed on or before the Bar Date; or (ii) that was scheduled by the Debtor as liquidated in amount and not disputed or contingent; and (iii) in either case, a Claim to which no objection is timely filed or that is allowed by a Final Order of the Court.

      1.5 "Allowed Convenience Claim" means any Allowed Claim originally scheduled by the Debtor in the amount of $20,000 or less.

      1.6 "Allowed Secured Claim" means any Allowed Claim to the extent of the value of (i) a lien on the assets which are property of the estate, or (ii) a right of set-off under Code Section 553.

      1.7 "Allowed Unsecured Claim" means any Allowed Claim to the extent it is not secured either by a valid, enforceable and unavoidable lien on the Debtor's assets or a right of set-off under Code Section 553.

      1.8 "Asset Purchase Agreement" means the agreement by and between the Trustee and SWEC0 providing for the sale of the Acquired Assets to SWECO substantially in the form as attached hereto as Exhibit 1.

SWEPCO/Members                                                            Page 4
Second Amended and Restated Joint Plan of Reorganization

      1.9 "Avoidance Actions" means all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553 and any state laws corresponding thereto.

      1.10 "Bar Date" means October 1, 1995, the date designated by the Court in its Order dated August 21, 1995 as the last day for filing a proof of Claim.

      1.11 "Big Cajun II, Unit 3 JOPOA" means that Joint Ownership Participation and Operating Agreement by and between Debtor and GSU, dated as of November 14, 1980.

      1.12 "Cajun" means Cajun Electric Power Cooperative, Inc., the debtor in this Chapter 11 Case.

      1.13 "Chapter 11 Case" means this Chapter 11 case of Cajun (Case No. 94-11474; USDC No. 94CV-2763-B2).

      1.14 "Claim" means a claim as defined in Code Section 101(5) against Cajun.

      1.15 "Claimant" means a person or entity who holds or asserts a Claim.

      1.16 "Class 6 Fund" means a fund to be established by the Trustee for distribution to holders of Class 6 Claims under section 6.3 hereof.

      1.17 "CLECO" means Central Louisiana Electric Company, Inc., as successor in interest to Teche Electric Cooperative, Inc.

      1.18 "CoBank" means CoBank, N.A., formerly National Bank for Cooperatives.

      1.19 "CoBank Class E Stock" means the Class E stock of CoBank owned by Cajun.

      1.20 "Code Section" means a section of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as in effect with respect to the Reorganization Case.

      1.21 "Committee of Certain Members" means the Committee of Certain Members of Cajun Electric Power Cooperative, Inc., an unofficial committee currently composed of the following seven Members: Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corporation, Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association and Valley Electric Membership Corporation.

      1.22 "Confirmation Date" means the date of entry by the Court or other court of competent jurisdiction of the Confirmation Order.

      1.23 "Confirmation Order" means the order of the Court confirming this Plan.

SWEPCO/Members                                                            Page 5
Second Amended and Restated Joint Plan of Reorganization

      1.24 "Court" means the United States District Court for the Middle District of Louisiana exercising its original bankruptcy jurisdiction pursuant to 28 U.S.C. ss.1334, or the United State Bankruptcy Court for the Middle District of Louisiana to the extent any proceeding was referred to it by said Court.

      1.25 "Debtor" means Cajun Electric Power Cooperative, Inc., the debtor in this Chapter 11 Case.

      1.26 "Decommissioning Trust Fund" means a segregated trust fund to be established to satisfy obligations for Decommissioning Costs (as defined in the River Bend Settlement).

      1.27 "Disbursement Accounts" means that certain interest bearing accounts to be established under the supervision of the Trustee pursuant to section 6.4 hereof, into which the Purchase Price, Net Proceeds of Excluded Assets, Net Proceeds of Avoidance Actions and the Class 6 Fund are deposited.

      1.28 "Disputed Claim" means a Claim which is not an Allowed Claim.

      1.29 "Effective Date" means a date selected by the Proponents for this Plan to become effective, for documents to be executed to implement the provisions of the Plan, and for the Acquired Assets to be transferred to SWECO pursuant to the terms of the Asset Purchase Agreement which date shall be not later than 90 days after the Confirmation Order becomes a Final Order and all required conditions to closing set forth in the Asset Purchase Agreement and all conditions to effectiveness specified herein are satisfied. As set forth in the Asset Purchase Agreement, the Effective Date of the Plan shall be the same date as the "Closing Date" of the Asset Purchase Agreement (as that term is defined in the Asset Purchase Agreement), on which date the closing of the sale of the Acquired Assets to SWECO and related transactions shall occur. The Effective Date of the Plan shall occur on the same date as the Closing Date, but the Effective Date of the Plan shall occur at the close of business on such date and immediately after the closing of the sale of assets pursuant to the Plan.

      1.30 "Estate" means the bankruptcy estate of the Debtor created by Bankruptcy Code Section 541.

      1.31 "Excess Funds" means (a) the funds contained in a certain segregated account that are collected by Debtor pursuant to the Order Concerning Use of Cash Collateral and Adequate Protection approved by the Court on February 13, 1995; (b) the funds contained in a certain segregated account (variously referred to in Debtor's bankruptcy proceedings as the "Interest Escrow Account," the "Ratepayer Trust Fund," the "Debt Service Escrow Account," and the "LPSC Escrow Account") that are collected pursuant to LPSC Order No. U-17735-F, as amended by LPSC Order No. U-17735-H; and (c) all interest on the funds described in (a) and (b) immediately preceding, less any sums necessary to fund the Decommissioning Trust Fund as provided in the River Bend Settlement.

      1.32 "Excluded Assets" is defined in the Asset Purchase Agreement.

      1.33 "Final Order" means an order or judgment (a) as to which the time has expired within which a proceeding for review (whether by way of rehearing, appeal, certiorari or otherwise) may be commenced, without any such proceeding having been commenced, or (b) which, if such a review proceeding was timely

SWEPCO/Members                                                            Page 6
Second Amended and Restated Joint Plan of Reorganization

commenced, has been affirmed by the highest tribunal in which review was sought or remains in effect without modification following termination of such proceeding for review, and the time has expired within which any further proceeding for review may be commenced.

      1.34 "GSU" means Entergy Gulf States, Inc., a Texas corporation formerly known as Gulf States Utilities Company.

      1.35 "Hibernia" means Hibernia National Bank, acting as indenture trustee for the Industrial Revenue Bonds (Cajun Electric Power Cooperative, Inc. Project), Series 1982.

      1.36 "Initial Distribution Date" shall mean a date no later than 30 days after the Effective Date when the initial payments on account of Allowed Claims, as set forth in this Plan, shall be made.

      1.37 "LPSC " means the Louisiana Public Service Commission.

      1.38 "Member Interests" means the Members' interests in Cajun as evidenced by a Membership Certificate issued by Cajun to each Member pursuant to Section 2 of Cajun's Bylaws.

      1.39 "Members" means Beauregard Electric Cooperative, Inc., Claiborne Electric Cooperative, Inc., CLECO, Concordia Electric Cooperative, Inc., Dixie Electric Membership Corporation, Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., Pointe Coupee Electric Membership Corporation, South Louisiana Electric Cooperative Association, Southwest Louisiana Electric Membership Corporation, Valley Electric Membership Corporation and Washington-St. Tammany Electric Cooperative, Inc.

      1.40 "Net Proceeds" means as to any Excluded Asset or Avoidance Action the total gross proceeds less all reasonable and necessary costs associated with the liquidation of such Excluded Asset or prosecution of such Avoidance Action.

      1.41 "Ordinary Course Administrative Expense Claims" shall be limited to Administrative Expense Claims incurred in the ordinary course of Cajun's business and shall not include: (i) any post-petition obligations which are past due or cure payments; (ii) any fees or expenses of the Trustee or "professional persons" (as that term is used in Section 327 of the Bankruptcy Code) and any expenses, compensation, or reimbursement requested pursuant to subsections 503(b)(2), (3), (4) or (5) of the Bankruptcy Code; (iii) any Taxes (including income, sales, use, property or other Taxes) except for sales and use Taxes incurred other than in the sale of Cajun's assets pursuant to the Asset Purchase Agreement or the River Bend Settlement; (iv) any claims for breach of contract tort, or other actionable conduct; and (v) any post-petition obligations incurred under executory contracts or unexpired leases which are rejected in this Plan or prior to the Effective Date of the Plan.

      1.42 "Petition Date" means December 21, 1994.

      1.43 "Proponents" means the Committee of Certain Members, Washington - St. Tammany Electric Cooperative, Inc., and SWEPCO.

SWEPCO/Members                                                            Page 7
Second Amended and Restated Joint Plan of Reorganization

      1.44 "Pro Rata" means the factor of the amount of the Allowed Claim multiplied by the fraction of the funds available for distribution to a class divided by total Allowed Claims in a class plus reserves determined in accordance with section 6.6 of the Plan for all Disputed Claims in a class.

      1.45 "Purchase Price" is defined in the Asset Purchase Agreement.

      1.46 "Representative" means, with respect to any specified entity, the officers, directors (or functional equivalent, if any), employees, agents, attorneys, accountants, financial advisors, other representatives, subsidiaries, affiliates or any person who controls any of these within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

      1.47 "River Bend" means River Bend Nuclear Station Unit 1, a 936MW nuclear generating facility located in St. Francisville, Louisiana, which was co-owned by Cajun and GSU and which is now owned and operated by GSU.

      1.48 "River Bend JOA" means the River Bend Joint Operating Agreement between GSU and Cajun.

      1.49 "River Bend Settlement" means the settlement between Cajun, GSU and the RUS as currently defined in the Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture, signed by the Honorable Frank J. Polozola on August 26, 1996, in Civil Action No. 94 2763-B2 in the United States District Court for the Middle District of Louisiana.

      1.50 "RUS" means the United States of America, acting through the Rural Utilities Service (formerly the Rural Electrification Administration), an agency within the United States Department of Agriculture.

      1.51 "RUS Settlement" means the settlement terms described in paragraphs 4 and 7 of the Amended and Restated Settlement Agreement by and among SWEPCO, the Committee of Certain members and the RUS, dated March 18, 1998, attached as
Exhibit 3 to the Plan and incorporated herein.

      1.52 "Settlement Amount" means the amount of $20.24 million payable to the Class 6 Fund pursuant to the RUS Settlement.

      1.53 "Supply Contracts" means the long term all-requirements contracts between the Debtor and each of its Members.

      1.54 "SWECO" means Southwestern Wholesale Electric Company, an entity to be formed as a wholly owned subsidiary or affiliate by SWEPCO to acquire the Acquired Assets.

      1.55 "SWEPCO" means Southwestern Electric Power Company, a Louisiana-based investor owned utility.

SWEPCO/Members                                                            Page 8
Second Amended and Restated Joint Plan of Reorganization

      1.56 "'Taxes" means all taxes, charges, fees. imposts. levies or other assessments. including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits. inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any interest and penalties imposed with respect to the filing, obligation to file or failure to file any return for such tax, and shall include any transferee liability in respect to Taxes.

      1.57 "Trustee" means the Chapter 11 trustee appointed herein by the Court, or any successor Trustee that may be subsequently appointed by the Court.


                  Article 11: Treatment of Unclassified Claims.

      2.1  Treatment of Administrative Claims.

      (a) Each holder of an Allowed Administrative Expense Claim shall receive, on account of such Administrative Expense Claim, cash in the amount of such Allowed Administrative Expense Claim on the later of the Effective Date or within ten days after the date the Administrative Expense Claim becomes an Allowed Administrative Expense Claim, except to the extent any holder agrees to a different treatment. An Administrative Expense Claim which is subject to the Administrative Expense Claim Bar Date and the Supplemental Administrative Claim Bar Date shall be paid only to the extent such claim is timely filed and allowed as Administrative Expense Claim by the Court by Final Order. Notwithstanding the foregoing, the Trustee and professionals employed at the expense of the Estate and entities which may be entitled to reimbursement or the allowance of fees and expenses from the Estate pursuant to subparagraphs (2) through (6) of Code
Section 503 (b) shall receive cash in the amount awarded to such professionals and entities at such times and only in accordance with a Final Order entered pursuant to Code Sections 330, 331 or Code Sections 503 (b) (2) through (6).

      (b) (1) On the Effective Date, all real (immovable) property and personal (movable) property Taxes with respect to the Acquired Assets for the tax years occurring prior to the Effective Date, which are Ordinary Course Administrative Expense Claims and which have not already been paid in the ordinary course of business, shall be paid in full in cash by the Trustee, except to the extent that the holder agrees to a different treatment. All immovable property and movable property Taxes with respect to the Acquired Assets for the tax year in which the Effective Date occurs, which are Ordinary Course Administrative Expense Claims, shall be prorated through the Effective Date based on the most current assessment information available from the offices of the assessor and sheriff of the respective parishes in which the Acquired Assets are located. Cajun's share of such prorated Taxes shall be paid in cash on the Effective Date by the Trustee, except to the extent the holder agrees to a different treatment. All special assessments against the Acquired Assets for utilities or otherwise, which are Ordinary Course Administrative Expense Claims, shall be paid

SWEPCO/Members                                                            Page 9
Second Amended and Restated Joint Plan of Reorganization

            in full by the Trustee in cash prior to or on the Effective Date, except to the extent a holder agrees to a different treatment.

            (2) All real (immovable) property and personal (movable) property Taxes with respect to Excluded Assets, which are Ordinary Course Administrative Expense Claims shall be paid when due in cash in the ordinary course of business.

            (3) All Taxes with respect to Acquired Assets or Excluded Assets, which are Administrative Expense Claims, but which are not Ordinary Course Administrative Expense Claims, and all other Allowed Administrative Expense Claims which are not Ordinary Course Administrative Expense Claims, and which are therefore subject to the Administrative Expense Claim Bar Date will be paid in cash only to the extent such claims are timely filed and are Allowed as Administrative Expense Claims by the Court by Final Order. Such Allowed Administrative Expense Claims will be paid on the later of the Effective Date or ten (10) days after the date such claims are Allowed by the Court by Final Order, except to the extent a holder agrees to a different treatment.

            (4) For the tax year in which the Effective Date occurs, any income Taxes which may be owing for that tax year shall be deemed to be incurred by the Estate, for purposes of the application of Code
            Section 503(b)(1)(B), to the extent that such Taxes would be owed if the Effective Date was the date on which the tax year closed for Cajun (the "Effective Date Tax Year"). For the tax year in which the Petition Date occurred, any income Tax which may be owing for that tax year shall be deemed to be incurred by the Estate, for the purpose of Code Section 503(b)(1)(B), to the extent such Taxes would be owed if the Petition Date was the date on which the tax year began for Cajun (the "Petition Date Tax Year"). Any unpaid Allowed Administrative Expense Claim for income Taxes through and including the Effective Date Tax Year shall be paid from the Purchase Price.

      (c) Ordinary Course Administrative Expense Claims shall be paid in the ordinary course of business of Cajun as and when incurred and due. Any such Ordinary Course Administrative Expense Claims incurred prior to the Effective Date, and for which consideration has been provided to Cajun prior to the Effective Date, but which are not yet due in the ordinary course of business on the Effective Date, shall be paid by Cajun when due.

      2.2  Administrative Expense Claim Bar Dates

      (a) The Confirmation Order or a separate Court Order shall set a bar date for the filing of Administrative Expense Claims arising prior to the Confirmation Date (the "Administrative Expense Claim Bar Date"). Any Administrative Expense Claims which are subject to the Administrative Expense Claim Bar Date that are not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated.

SWEPCO/Members                                                           Page 10
Second Amended and Restated Joint Plan of Reorganization

      (b) The Confirmation Order or a separate Court Order shall set a bar date for the filing of Administrative Expense Claims arising subsequent to the Confirmation Date, but prior to the Effective Date (the "Supplemental Administrative Expense Claim Bar Date"). Such Administrative Expense Claims filed pursuant to the Supplemental Administrative Expense Claim Bar Date may only include Claims for the period between the Confirmation Date and the Effective Date, and may not allege any Claims arising out of or from the period prior to the Confirmation Date. Any Administrative Expense Claims which are subject to the Supplemental Administrative Expense Claim Bar Date that are not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated.

      (c) This subsection and not subsections 2.2(a) and (b) shall apply to income Taxes described in Code Section 503(b)(1)(B). The Confirmation Order or a separate Court Order will set a bar date for the filing of Administrative Expense Claims arising from income Taxes for the period beginning on the Petition Date and ending on the Effective Date (the "Tax Administrative Expense Claim Bar Date"). The Tax Administrative Expense Claim Bar Date shall be ninety
(90) days after the Effective Date, provided that such ninety (90) day period shall not begin to run until Cajun shall file an appropriate tax return or, in the case of the Petition Date Tax Year or the Effective Date Tax Year, until Cajun shall provide the equivalent tax return information for such tax years. The tax return for information for the purpose of determining federal income Taxes shall be signed under penalty of perjury, shall include all information that a corporate income tax return would contain, and shall be provided to the Internal Revenue Service within a reasonable time after the Effective Date. Any Administrative Expense Claim arising out of an income Tax claim described in Code Section 503(b)(1)(B) subject to the Tax Administrative Expense Claim Bar Date that is not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated. Any Administrative Expense Claim timely filed pursuant to this subsection 2.2(c) on or prior to the Tax Administrative Expense Claim Bar Date shall be allowed as filed unless an objection to such Administrative Expense Claim is filed and served not later than 180 days after the filing of the Administrative Expense Claim, and, after notice and a hearing conducted pursuant to the Bankruptcy Code and Rules, the Court allows such claim in a lesser amount.

      2.3 Treatment of Pre-Petition, Priority Tax Claims. The Trustee shall pay in cash on the Initial Distribution Date the full amount of each Allowed Unsecured Claim entitled to priority under Code Section 507(a)(8) from the Disbursement Accounts either, at the option of the Trustee: (a) on the latest of
(i) the Effective Date; (ii) within 60 days after the date on which such Claim becomes an Allowed Claim; or (iii) such other time as is agreed upon by the holder of such Claim and the Trustee; or (b) through deferred cash payments over a period to not exceed six (6) years after the date of assessment of such Claim, of a value as of the date such Claim becomes an Allowed Claim or such other time as is agreed upon by the holder of such Claim and the Trustee. If the Trustee opts to make deferred cash payments, such payments shall be made in equal annual installments of principal, plus simple interest accruing from the date such Claim becomes an allowed Claim at 6% per annum. on the unpaid portion of the Allowed Claim or such other rate as the Court may approve. The first such payment shall be payable at the latest of (a) the Effective Date; (b) within 60 days after the date on which such Claim becomes an Allowed Claim; or (c) such other time as is agreed upon by the holder of such Claim and the Trustee; provided, however, that the Trustee shall have the right to prepay any such Allowed Claim or any remaining balance of such Claim, in full or in part, at any

SWEPCO/Members                                                           Page 11
Second Amended and Restated Joint Plan of Reorganization

time on or after the Effective Date without premium or penalty. The foregoing treatment is consistent with the requirements of Code Section 1129(a)(9)(C). In no event shall SWECO or SWEPCO be liable for the payment of any Tax claim allowed under Code Section 507(a)(8) whether such claims are payable in cash or through deferred cash payments.

              Article III: Classification of Claims and Interests.

      Claims required to be classified under Code Section 1123(a)(1) and Member Interests are classified as follows:

      3.1 Class 1. All Other Priority Claims. All Allowed Unsecured Claims entitled to priority under Code Section 507(a) (other than 507(a)(1) and (8)) shall be treated in Class 1. Class 1 is unimpaired.

      3.2 Class 2. Allowed Secured Claim of RUS. Class 2 consists of the Allowed Secured Claim of the RUS. Class 2 is impaired.

      3.3 Class 3. Allowed Secured Claim of CoBank. Class 3 consists of the Allowed Secured Claim of CoBank. Class 3 is impaired.

      3.4 Class 4. Allowed Secured Claim of Hibernia. Class 4 consists of the Allowed Secured Claim of Hibernia. Class 4 is impaired.

      3.5 Class 5. Allowed Other Secured Claims. Class 5 consists of all Allowed Secured Claims not otherwise classified above, if any. Each secured claim will be treated as a separate class for purposes of voting and treatment under the Plan. Class 5 is impaired.

      3.6.1 Class 6(a). Allowed Convenience Claims. The Allowed Convenience Claims consist of all Claims listed by the Debtor's schedules as being in an amount of $20,000 or less.

      3.6.2 Class 6(b). Allowed Unsecured Claims. Class 6(b) consists of all Allowed Unsecured Claims, not otherwise classified, including but not limited to Members' claims,1 deficiency claims and claims arising from the rejection of executory contracts. Class 6(b) is impaired.

      3.7 Class 7. Member Interests. Class 7 consists of the interests of the Members in the Debtor. Class 7 is impaired.


-------------------------
      1 The Trustee or other parties may contend that a portion or all of the Members' Allowed Unsecured Claims are subordinated to other Allowed Unsecured Claims. If the subordination is established by Final Order, some or all of the Members' Allowed Unsecured Claims will be treated as subordinate to Allowed Unsecured Claims not otherwise subject to subordination.

SWEPCO/Members                                                           Page 12
Second Amended and Restated Joint Plan of Reorganization

                    Article IV: Classes Impaired by the Plan.

      Claimants in Class 1 are UNIMPAIRED under the Plan and, therefore, are not being solicited to vote on the Plan pursuant to 11 U.S.C. ss. 1126(f). Claimants and holders of Member Interests in Classes 2, 3, 4, 5, 6 and 7 are IMPAIRED under the Plan and are being solicited to accept or reject the Plan.

      The Proponents, however, specifically reserve the right to contest (1) the impaired or unimpaired status of a class under the Plan; and (2) whether any ballots cast by holders of claims or interests in of such class should be allowed to be counted for purposes of confirmation of the Plan.


                   Article V: Treatment of Classified Claims.

      5.1 Class 1. All Other Priority Claims. All Allowed Priority Claims entitled to priority treatment under Code Section 507(a) (except Administrative Expense Claims in ss. 2.1) shall be paid in cash on the Initial Distribution Date.

      5.2 Class 2. Allowed Secured Claim of the RUS. The claims of the RUS include its contingent liability arising out of its guarantees of Cajun's obligations arising from eight (8) promissory notes payable to First Interstate Bank of Arizona, N.A., Trustee of Cooperative Utility Trust (Cajun Series) ("FIB"). FIB has filed proofs of claim totaling $982,648.00 constituting non-priority, general unsecured claims (the "FIB Claims"). The RUS has made payments to FIB pursuant to its guarantees of the FIB Claims and to the extent that RUS has made payments pursuant to its guarantees, it is subrogated to the FIB Claims. To the extent FIB has Claims which are not subrogated to RUS, unless FIB and RUS agree otherwise, FIB will vote its unsubrogated Claim as a Unsecured Claim in Class 6 and the amount of the RUS's Unsecured Claim will be reduced by the amount of the unsubrogated FIB Claims. The Allowed Secured Claim of the RUS shall be treated as follows:

      (a) If the RUS Settlement is approved by separate order of the Court or as part of the Confirmation Order, then in complete and full satisfaction of the Allowed Secured Claim of the RUS, on the Initial Distribution Date, the RUS will receive

            (1) the Purchase Price less amounts necessary to pay all Allowed Administrative Expense Claims, Allowed Ordinary Course Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, the Allowed Secured Claim of Hibernia, Allowed Other Secured Claims to the extent secured by the Acquired Assets; and the Settlement Amount payable to the Class 6 Fund;

            (2) all Excluded Assets (or the Net Proceeds thereof) not otherwise subject to liens or interests securing Allowed Other Secured Claims; and

            (3) the RUS and the Committee of Certain Members have asserted claims to Excess Funds. If a Final Order is entered in favor of the Members, the funds, or a portion thereof, in accordance with the terms of the Final Order will be disbursed to Members or to the Members' constituents subject to the approval of the LPSC.

SWEPCO/Members                                                           Page 13
Second Amended and Restated Joint Plan of Reorganization

            Alternatively, if a Final Order is entered in favor of the RUS, the funds or a portion thereof, in accordance with the Final Order will be disbursed to the RUS as part of its Allowed Secured Claim.

      5.3 Class 3. Allowed Secured Claim of CoBank. CoBank filed a proof of claim asserting a secured claim in the amount of $25,486,702.50 plus interest, renewal fees, and expenses. In June 1983, pursuant to a Tax Benefit Transfer Agreement, Cajun transferred federal income tax ownership of certain property to the Clorox Company ("Clorox"). In July 1983, Cajun entered into a similar transaction with Eastman Kodak Company ("Kodak"). These Tax Benefit Transfer Agreements (the "TBT Agreements") require Cajun to issue and maintain for the benefit of Clorox and Kodak, respectively, letters of credit in scheduled amounts which were expected to be sufficient to reimburse Clorox and Kodak for any losses of tax benefits caused by Cajun.

      In connection with each TBT Agreement, Cajun and New Orleans Bank for Cooperatives ("NOBC"), CoBank's predecessor, executed a Letter of Credit and Reimbursement Agreement (collectively the "Letter of Credit Agreements") for Cajun to reimburse CoBank if draws were made under the letter of credit issued for the benefit of Clorox and Kodak. CoBank and its predecessor have twice renewed the letter of credit. The amounts available as of November 1996 to be drawn by Clorox and Kodak are $10,632,750.00 and $11,309,847.50, respectively (the "LC Debt").

      The LC Debt is purportedly secured by a Supplemental Mortgage, a Subordinated Mortgage, Security Agreement and Financing Statements as amended and supplemented from time to time, an Act of Collateral Pledge dated January 23, 1988 and certain statutory liens. It is believed that this claim of CoBank is largely contingent and matures only if a disqualifying event occurs under the TBT Agreements or if the letter of credit is not renewed prior to its expiration.

      In a proof of claim, filed September 27, 1995 with the Court, CoBank made a Claim for certain loan obligations owed it by Cajun, which Claim is represented by the outstanding principal balances on four separate promissory notes made by Cajun to CoBank, which notes were guaranteed by RUS. These notes (collectively the "Incorporated Indebtedness") were incorporated into the indebtedness owed RUS by Cajun pursuant to a certain Debt Restructure Agreement, dated May 31, 1990, between RUS and Cajun. No distribution under the Plan shall be made to CoBank, on account of the Incorporated Indebtedness, but all such distributions shall be made to RUS. In addition, RUS shall have the sole right to vote the Claims represented by the Incorporated Indebtedness as part of its Class 2(a)(1) Allowed Secured Claim.

      Under the Plan, liability for the contingent claims of CoBank shall be assumed by SWECO on the Effective Date as and to the extent provided in the Asset Purchase Agreement, and SWECO will execute with CoBank new Letter of Credit Agreements to further evidence the purchaser's assumption. SWECO will seek to structure the Asset Purchase Agreement in such a way as to avoid a disqualifying event occurring under the TBT Agreements. However, in the event that the sale of Cajun's assets to SWECO pursuant to the acquisition or the implementation of the acquisition or the action or structure of the purchaser on the Effective Date causes the indemnity obligation of Cajun to Kodak and/or Clorox to mature and a subsequent draw on a letter of credit, SWECO will assume the reimbursement obligation of the Estate to CoBank arising solely as a result of an act or omission by SWECO (net of the existing cash collateral held by

SWEPCO/Members                                                           Page 14
Second Amended and Restated Joint Plan of Reorganization

CoBank). If such indemnity obligation so matures, CoBank shall apply all cash collateral it then holds against the reimbursement obligation, and SWECO shall immediately pay the balance of the reimbursement obligation to CoBank, and SWECO shall be entitled to Cajun's rights to the future retirement payments made by CoBank to retire the Class E Stock from time to time, together with any CoBank patronage dividends, etc. until such time as SWECO has been paid in full its reimbursement obligation with interest. Following payment to SWECO of any reimbursement obligation, all future retirement payments and patronage dividends shall be paid by CoBank directly to the RUS.

      If it is determined that a triggering event occurred such that Cajun's indemnity obligation to CoBank matures and constitutes an Administrative Expense Claim of the Estate, then CoBank shall apply all cash collateral it then holds against the indemnity obligation, and the Estate shall immediately pay the balance of the indemnity obligation to CoBank. The Estate shall then be entitled to Cajun's rights in the future retirement payments made by CoBank to retire the Class E Stock from time to time, together with future patronage dividends, proceeds, etc., and SWECO shall not assume Cajun's indemnity obligation.

      Subsequent to the Effective Date, if no disqualifying event has occurred under the tax benefit transfer agreements on or prior to the Effective Date, the contingent claims of CoBank shall continue to be secured by existing and future CoBank Class E Stock, proceeds thereof and related collateral (including patronage dividends, accumulated cash accounts, CoBank Class E Stock, retirements and the proceeds thereof) ("CoBank Collateral") as more fully described in the Pledge Agreement to be entered into between CoBank and the owners and beneficial owners of such collateral, and CoBank's liens on CoBank Collateral and its proceeds shall not be discharged or otherwise released or extinguished by confirmation of the Plan, but shall be retained by CoBank following the Effective Date. In addition, on the Effective Date, CoBank shall be entitled to charge the existing cash collateral account it holds for all unpaid letter of credit fees from the Petition Date through the Effective Date, and SWECO shall pay all letter of credit fees thereafter. CoBank shall also be entitled to charge the existing cash collateral account $250,000 for reimbursement of a portion of its legal fees and expenses incurred since the inception of the chapter 11 case. On the Effective Date, however, CoBank shall be deemed to have released any other mortgage or lien on Cajun or reorganized Cajun's assets securing CoBank's claims, except for the CoBank Collateral. Accordingly, on and after the Effective Date, CoBank shall have no interest in any other assets, including, but not limited to, the Acquired Assets and the sales proceeds thereof.

      In addition, on and after the Effective Date of the Plan, to the extent that the sum of 75% of the face amount of the Class E Stock and the amount of all funds accumulated in the cash account held by CoBank from time to time (calculated quarterly) exceeds 110% of the then aggregate amount of the indemnity obligation assumed by SWECO, the excess shall be paid by CoBank to the RUS.

      If, the RUS, the holder of the CoBank Class E Stock designated by the Plan is not an "eligible borrower" of CoBank, then CoBank shall issue replacement Participation Certificates with the only difference from the CoBank Class E Stock being the right to vote. Nothing contained in the Plan is intended to extinguish or reduce any rights of CoBank against RUS on any RUS guarantee, nor any continuing obligations of RUS to make timely payments on such guarantees, and such claims and obligations as between RUS and CoBank shall survive confirmation of the Plan.

SWEPCO/Members                                                           Page 15
Second Amended and Restated Joint Plan of Reorganization

      To the extent any inconsistencies exist between (a) ss.3.11 of the Asset Purchase Agreement and/or any other provisions of the Asset Purchase Agreement and (b) this ss.5.3, ss.5.3 of this Plan shall control the treatment of CoBank's Allowed Secured Claim.

      5.4 Class 4. Allowed Secured Claim of Hibernia. The Allowed Secured Claim of Hibernia representing the Industrial Development bonds, secured by the Debtor's current headquarters, building and land, shall, unless Hibernia Bank agrees otherwise, be paid in full in cash totaling the amount of its Allowed Secured Claim on the later of (a) the Effective Date or (b) if an objection to such claim has been filed, within ten days of the date on which an order allowing such Claim becomes a Final Order. Hibernia shall retain its rights, liens and security interests until its Allowed Secured Claim is paid in full. The contingencies contained in previous orders of the Court, upon the occurrence of which Hibernia would be required to return the funds previously paid to it are eliminated. Therefore, Hibernia will unconditionally retain the funds that have been paid to it and its claim will be $900,000 (minus any amounts applied to principal when Hibernia received the payment pursuant to the June 19, 1997 Order, and any future principal payments received) plus, as allowed, interest, fees, expenses and premiums and other amounts to Hibernia pursuant to the terms of the agreements governing these obligations.

      5.5 Class 5. Allowed Other Secured Claims. Each holder of an Allowed Other Secured Claim shall, at the Trustee's option: (a) be paid, on the Initial Distribution Date, on account of its Allowed Secured Claim, cash totaling the amount of such Allowed Secured Claim; (b) be paid, on account of its Allowed Secured Claim, the Net Proceeds of the sale of any property which is subject to the lien or interest securing said Allowed Claim, which sales shall be made in accordance with Code Section 1129(a)(2)(A)(ii); or (c) receive the property which is subject to the lien or interest securing said Allowed Claim in full satisfaction of the Allowed Claim of such holder. In the event of option (b) above, such amount shall be paid on the last to occur of (1) the Effective Date,
(2) within ten (10) days after the date on which an order allowing such Allowed Other Secured Claim becomes a Final Order, or (3) within ten (10) days after closing of a sale of the property which is subject to the liens securing said Allowed Claim. In the event of option (c) above, the property which is subject to the liens securing said Allowed Other Secured Claim shall be transferred on the later of (1) the Effective Date, or (2) as soon as practicable after the date on which an order allowing such Secured Claim becomes a Final Order. Any such property transferred to holders of Allowed Other Secured Claims under this paragraph shall be transferred either by abandonment of such property by the Trustee under Code Section 554 or by transfer of such property "as-is, where-is," without representation or warranty by Debtor or the Trustee, at the Trustee's sole option and discretion.

      5.6 Class 6(a) and 6(b). Allowed Unsecured Claims and Allowed Convenience Claims. In full and complete satisfaction of all Allowed Convenience Claims and Allowed Unsecured Claims, holders of such Claims will be paid a Pro Rata share of the Class 6 Fund. If the RUS Settlement is approved by Final Order or as part of the Confirmation Order, the RUS shall waive its right to distribution from the Class 6 Fund on account of its Allowed Unsecured Claim, and the members of the Committee of Certain Members shall waive their right to distribution on account of their Allowed Unsecured Claims. If, after payment in full of Allowed Unsecured Claims and Allowed Convenience Claims under the Plan (other than the deficiency claim of the RUS), funds remain from the liquidation of assets and from successful avoidance actions, the RUS, as the sole remaining holder of an Allowed Unsecured Claim, will receive such remaining funds until its unsecured claim is paid in full.

SWEPCO/Members                                                           Page 16
Second Amended and Restated Joint Plan of Reorganization

      As a result of the Bankruptcy Court's Reasons for Decision entered on February 11, 1999, no unsecured claims will be purchased or paid by SWEPCO or by the RUS outside the Plan. The only consideration that unsecured claims will receive is a pro rata share of the Class 6 Fund as set forth herein.

      5.7 Class 7. Member Interests. The interests of the Members in the Debtor shall be canceled as of the Effective Date.


                    Article VI: Means for Implementing Plan.

      6.1 Consummation of the River Bend Settlement. The River Bend Settlement shall be consummated pursuant to the Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation and the Rural Utilities Service of the Department of Agriculture dated August 26, 1996 (the "Order"). The Order provides that the River Bend Settlement may be consummated independent of any plan of reorganization.

      6.2 Sale of Acquired Assets to SWECO. On the Effective Date, SWECO shall purchase the Acquired Assets and the Acquired Assets shall be transferred to SWECO pursuant to the terms and conditions of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 1 and incorporated herein, for all purposes. The Purchase Price shall be deposited in the Disbursement Accounts. On the Effective Date, unless otherwise specifically provided in this Plan, the Acquired Assets shall be transferred by the Trustee to SWECO free and clear of all liens, claims and interests. The Trustee shall be deemed to have entered into the Asset Purchase Agreement as of the date of the Confirmation Order.

      6.3 Class 6 Fund. The Class 6 Fund shall be established and deposited in one of the Disbursement Accounts for purposes of establishing a fund available for Pro Rata distribution to Class 6. The amount of the Class 6 Fund shall be the Settlement Amount of $20,240,000 plus all Net Proceeds from Avoidance Actions.

      6.4 Disbursement Accounts. On or prior to the Effective Date, the Trustee shall set up one or more interest bearing accounts to be designated as the Disbursement Accounts, which account or accounts, shall comply with Code Section 345 except as otherwise ordered by the Court. Except as otherwise provided in the Plan, the Purchase Price and all Net Proceeds from the sale or other disposition of Excluded Assets and Avoidance Actions shall be deposited in the Disbursement Accounts with all valid liens and interests attaching to said Net Proceeds.

      6.5 Claims Objection Deadline. Each Claim as to which a proof of claim has been filed prior to the Bar Date or that is listed as undisputed, liquidated and non-contingent in the schedules filed by the Debtor shall be allowed without order of the Court unless an objection thereto is filed and served in accordance with Bankruptcy Rule 3007 no later than 180 days after the Confirmation Date or 180 days after such Claim is first filed, whichever is later.

SWEPCO/Members                                                           Page 17
Second Amended and Restated Joint Plan of Reorganization

      6.6  Disputed or Undetermined Claims and Reserves Therefor.

      (1) No payments or distributions shall be made with respect to all or any portion of a Claim which does not constitute an Allowed Claim. The Trustee shall reserve funds for the payment of those Claims which are to receive distributions under the Plan and which, as of the date of any distribution, do not constitute an Allowed Claim. Such reserve shall be made by retaining an amount equal to the distribution such claim would have received from such distribution based on the lesser of (i) the amount of the Claim, or (ii) the amount in which the Claim shall be estimated by the Court pursuant to Code Section 502(c) for the purpose of allowance, which amount shall be the maximum amount in which such Claim may ultimately become an Allowed Claim.

      (2) In order to pay any Administrative Expense Claim for federal income Taxes that may be Allowed and payable under this Plan, the Trustee shall reserve the amount of $20 million until the allowed Administrative Expense Claim, if any, for the Estate's federal income Tax(es) is paid in full (the "Income Tax Reserve Fund"). Upon the establishment of the Income Tax Reserve Fund, the Trustee may distribute the remainder of the Purchase Price, in accordance with the provisions of this Plan and shall be absolved and released from any personal liability for the Estate's federal income Taxes; notwithstanding the foregoing, the Trustee shall be obligated under this Plan to distribute to the United States of America through the Internal Revenue Service (the "IRS" any amounts necessary from the Income Tax Reserve Fund to satisfy any Allowed Administrative Expense Claim for the Estate's federal income Taxes. In the event the Allowed Administrative Expense Claim for the Estate's federal income Taxes exceeds the Income Tax Reserve Fund, the governmental entities, the RUS and the IRS, will resolve any issues regarding disgorgement of funds between themselves, in accordance with the terms of this paragraph. If the allowed Administrative Expense Claim for the Estate's federal income Taxes is less than the Income Tax Reserve Fund, then, after payment of the allowed Administrative Expense Claim for federal income taxes in full, the remainder of the Income Tax Reserve Fund shall be distributed in accordance with the provisions of this Plan. In the event the Allowed Administrative Expense Claim for the Estate's federal income Taxes exceeds the Income Tax Reserve Fund, the RUS shall disgorge part of the funds distributed to it pursuant to this Plan sufficient to pay any remaining amounts due to the IRS in order to satisfy the allowed Administrative Expense Claim for the Estate's federal income Taxes in Full. In the event that this subsection 6.6(2) is complied with and a $20 million reserve fund is established, then, in no event shall the IRS be entitled to disgorgement of, nor shall the Trustee be required to recover by disgorgement, any funds distributed to creditors other than the RUS under this Plan in order to satisfy the Allowed Administrative Expense Claim for the Estate's federal income Taxes.

      6.7 Implementation. Pursuant to Code Section 1142(b) and Bankruptcy Rule 7070, the Trustee shall execute or deliver any and all documents or instruments, or to perform any other act necessary to implement or consummate this Plan. If

SWEPCO/Members                                                           Page 18
Second Amended and Restated Joint Plan of Reorganization

the Trustee refuses to comply with such direction, the Court may direct the Trustee's compliance with the Plan, or direct the U.S. Trustee to appoint a new trustee to implement and consummate this Plan.


                        Article VII: Executory Contracts.

      7.1 Supply Contracts. With respect to Members Supply Contracts, Members have the following options:

      (a) Members who shall have agreed in writing by May 14, 1999, shall execute new power supply agreements with SWECO substantially in the form of Exhibit 2 or, alternatively, substantially in the form of Louisiana Generating's consensual power supply agreement (excluding Exhibits F and G to such agreement) filed March 18, 1998 which agreement will supersede and replace such Member's Supply Contract;

      (b) In the event a Member has not, on or before May 14, 1999, provided SWEPCO with a written notice that it agrees to execute either power supply agreement referenced in (a) above, then the Member's existing Supply Contract will be rejected on the Effective Date;

      (c) If a Member's Supply Contract is rejected per paragraph (b) above, SWECO will provide power to the Member during a transition period not to exceed sixty (60) months until the Member negotiates a power supply agreement with another supplier. The power will be provided on terms and conditions acceptable to SWECO and subject to appropriate regulatory approval.

      7.2 River Bend JOA. Cajun shall be deemed to have rejected the River Bend JOA.

      7.3 Big Cajun II, Unit 3 JOPOA. The Big Cajun II, Unit 3 JOPOA will be assumed by the Trustee and assigned to SWECO on the Effective Date.

      7.4 All Other Executory Contracts. On the Effective Date, the Trustee shall be deemed to reject all other executory contracts of the Debtor, except as may expressly be otherwise set forth in the Asset Purchase Agreement, and for executory contracts identified on a list of assumed executory contracts which has been filed by SWEPCO with the Court. The contracts so identified shall be deemed assumed as of the Effective Date. All payments necessary to cure any defaults on contracts to be assumed and assigned to SWECO, shall be paid as Administrative Expense Claims under Section 2.1 on the Initial Distribution Date.


                     Article VIII: Miscellaneous Provisions.

      8.1  Voting.   All of the classes (except Class 1) are eligible to vote on the Plan.

      8.2 Cramdown. In the event any class of creditors that is impaired does not accept the Plan as provided in Code Section 1129(a)(8)(A), the Proponents request that the Court confirm the Plan pursuant to Code Section 1129(b).

SWEPCO/Members                                                           Page 19
Second Amended and Restated Joint Plan of Reorganization

      8.3 Modifications of the Plan. The Proponents may jointly modify the Plan in accordance with Code Section 1127.

      8.4 U.S. Trustee Fees. All fees payable by the Debtor pursuant to 28 U.S.C.ss. 1930 have been paid or shall be paid as of the Effective Date by the Trustee.

      8.5 Release. In consideration for agreements made by each of the parties set forth herein in connection with the terms and conditions of the Plan, the Trustee shall, on the Effective Date, release and discharge all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553, and any state laws corresponding thereto, arising prior to the Effective Date, against (i) SWEPCO, SWECO, Central and South West Corporation, and their respective current and former Representatives, and, (ii) if the RUS Settlement is approved by Final Order or as part of the Confirmation Order, the RUS and its respective current and former Representatives.

      8.6 Setoffs. Subject to the limitations provided in Code Section 553, all parties retain their rights of setoff or recoupment pursuant to applicable law. Neither the failure to set off the Estate's claim nor the allowance of any Claim hereunder shall constitute a waiver or release by the Estate of any such claim that the Estate may have against the holder, nor shall it constitute a bar by res judicata and/or collateral estoppel to the assertions of Claims, either prepetition or postpetition, by the Estate as the case may be.

      8.7 Surrender of Instruments and Release of Liens. Each claimant who is to receive distributions under the Plan in satisfaction of a Claim shall not receive such distributions until such claimant executes a release of any lien(s) (in recordable form if appropriate) and delivers the same to the Trustee. Any such claimant that fails to surrender such instrument or satisfactorily explain its non-availability or to execute such release of liens shall be deemed to have no further Claim and shall not participate in any distribution under the Plan.

      8.8 Conditions to Effectiveness. This Plan shall not become effective and the Effective Date will not occur until the following conditions have been met or shall have been waived in writing by SWEPCO:

          (a)  All  conditions  specified  in  Article  VI:   "Conditions to the
               Acquisition" in the Asset Purchase Agreement;

          (b) Judgment(s) that are Final Order(s) shall have been entered determining that GSU has no liability to Burlington Northern and Santa Fe Railway Co., American Commercial Marine Service Company, Triton Coal Company or Western Fuels Association relating to any obligations, contractual or otherwise, owed or contracted for by Cajun to or with such entities;

          (c) No order or judgment shall have been entered in favor of any entity determining that GSU has liability to such entity relating to any obligations, contractual or otherwise, owed or contracted for by Cajun to or with such entity; and

SWEPCO/Members                                                           Page 20
Second Amended and Restated Joint Plan of Reorganization

          (d) Court approval in the confirmation Order or by separate Order of the RUS Settlement. Notwithstanding the first above sentence to
               Section 8.8, this condition (d) may not be waived solely by SWEPCO. without the written consent of the RUS.

      8.9 Fees and Expenses. Pursuant to Code Section I 123(a)(4), fees for services, costs and expenses incurred in connection with Cajun's bankruptcy case or in connection with the Plan and incident to Cajun's bankruptcy case, including, but not limited to the reasonable fees, costs and expenses of secured creditors, parties to unexpired leases or executory contracts to be assumed, and indenture trustees shall be subject to approval of the Court.


                 Article IX: Reservation of Rights and Property.

      9.1 Causes of Action. Except for claims expressly settled or released pursuant to this Plan, and claims set forth in the following sentence, the Trustee shall retain all causes of action it may have under state or federal law including the United States Bankruptcy Code, and the Trustee in his discretion shall be authorized to prosecute (or not prosecute) any such actions as fully and completely as if the same were being prosecuted by a trustee in bankruptcy. The Trustee shall be provided with a litigation fund to pay fees and expenses in pursuing such causes of action in the amount of $150,000 from the purchase price, and such amount shall be reserved as an anticipated administrative expense. Any reasonable fees and expenses incurred in pursuing avoidance actions that exceed such $150,000, up to a maximum of $500,000, and that are allowed by the Bankruptcy Court, may be paid as administrative expenses from the proceeds of the avoidance actions and from the cash in the estate, other than the purchase price cash. All claims and causes of action of the estate of any nature or kind, known or unknown, asserted or unasserted which arise from or relate to the assets purchased by and conveyed to SWECO, shall on the Effective Date be deemed assigned and conveyed to SWECO.

      9.2 Vesting of Property in Trustee and SWECO. On the Effective Date, all of the property of the Estate that is not sold to SWECO, if any, or otherwise liquidated shall be vested in the Trustee, free and clear of all Claims and interests of creditors except as provided for in the Plan, and the Trustee at his election shall be entitled to liquidate such assets without further order of the Court pursuant to Code Section 114 1 (b) or transfer them to any lienholder in full satisfaction of the secured claim on such assets. Upon the completion of the liquidation of the assets or re-vesting in the Trustee, if any, the Trustee shall cause and implement the dissolution of Cajun under Louisiana law. All assets conveyed to SWECO (i.e. the Acquired Assets) shall be conveyed free and clear of all liens, claims, interests and encumbrances, whether lien claims or otherwise, unless otherwise specifically authorized by this Plan. The conveyance to SWECO shall further be free and clear of any claims of successorship liability, and SWECO shall have no successor liability as a result of its purchase of the Acquired Assets, or as a result of any provisions of this Plan or of the Asset Purchase Agreement.


                         Article X. Required Approvals.

      The effectiveness of the Plan and the obligations of the Proponents hereunder are subject to regulatory approvals by Final Order and all other conditions as set forth in the Asset Purchase Agreement. The boards of directors of the Proponents reserve the right to approve all final closing documents.

SWEPCO/Members                                                           Page 21
Second Amended and Restated Joint Plan of Reorganization


                     Article XI. Retention of Jurisdiction.

After confirmation of the Plan, the Court shall retain Jurisdiction for the following purposes:

(1) For the classification of Claims and for the re-examination of any Claims that have been allowed for purposes of voting, and the determination of such objections as may be filed to Claims. The failure to object to or to examine any Claim for the purpose of voting shall not be deemed to be a waiver of the right to object to, or re-examine the Claim in whole or in part;

(2) For determination of all questions and disputes regarding title to the assets of the estate, determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date the Confirmation Order is entered, between the Trustee and any other party, including but not limited to, any rights of the Trustee to prosecute Avoidance Actions, and to recover money or assets pursuant to the provisions of the Bankruptcy Code;

(3) For the correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan;

(4) To consider any matters brought before the Court by an interested party necessary to carry out the terms, conditions and intent of this Plan;

(5) For the modification of this Plan after confirmation pursuant to the Bankruptcy Rules and the Bankruptcy Code;

(6)   To enforce and interpret the terms and conditions of this Plan;

(7) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions of such title, rights, and powers as this Court may deem necessary;

(8) To determine whether a default has occurred under the Plan or the Asset Purchase Agreement, and make such orders as the Court deems necessary to enforce the provisions of the Plan or the Asset Purchase Agreement; and

(9)   To enter an order concluding and terminating this case.

Respectfully submitted on this 19th day of April, 1999.

                                           COMMITTEE OF CERTAIN MEMBERS OF CAJUN
                                           ELECTRIC POWER COOPERATIVE, INC.

                                           By:  /s/ John M. Sharp
                                           John M. Sharp, One of its Counsel
Melanie Rovner Cohen
Benjamin D. Schwartz
Altheimer & Gray
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606-7482
312-715-4000

John M. Sharp (Bar No. 19149)
A Professional Law Corporation
14481 Old Hammond Highway, Suite 2
Baton Rouge, LA 70816
504-273-8510
                                           SOUTHWESTERN ELECTRIC POWER
                                           COMPANY, INC.

                                           By:  /s/ Bobby S. Gilliam
                                           Bobby S. Gilliam, One of its Counsel
Bobby S. Gilliam (Bar No. 6227)
Wilkinson, Carmody & Gilliam
1700 Beck Building
Shreveport, La 71166
318-221-4196

Henry J. Kaim
Edward L. Ripley
Patricia B. Tomasco
Sheinfeld Maley & Kay, P.C.
100 1 Fannin, Suite 3700
Houston, TX 77002
713-658-8881                               WASHINGTON-ST. TAMMANY ELECTRIC
                                           COOPERATIVE, INC.


                                           By:  /s/ Charles M. Hughes, Jr.
                                           Charles M. Hughes, Jr., One of its
                                            Counsel
Charles M. Hughes, Jr.
Talley, Anthony, Hughes & Knight
4565 LaSalle Street
Suite 300 Acadian Bank Building
Mandeville, Louisiana 70448
504-624-5010